Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Kendra A. Borrego

Chief Financial Officer

IMPAC Medical Systems

(650) 623-8800

ir@impac.com

IMPAC Medical Systems Announces Receipt

of Nasdaq Delisting Notification

MOUNTAIN VIEW, CA, Aug. 25, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPC) announced today that it received a Nasdaq Staff Determination on August 24, 2004 indicating that its securities are subject to delisting from the Nasdaq National Market at the opening of business on September 2, 2004 as a result of the delayed filing of its Quarterly Report on Form 10-Q. Pursuant to Marketplace Rule 4310(c)(14), the Company’s Form 10-Q for the quarter ended June 30, 2004 was originally due August 16, 2004.

The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing. The Company’s stock will continue to be listed while the appeal is pending. Effective August 26, 2004, the fifth character “E” will be added to the Company’s ticker symbol to signify the delinquent filing.

About IMPAC Medical Systems Inc.

IMPAC Medical Systems, Inc. is a leading provider of specialized IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With open integration to multiple healthcare data and imaging systems, IMPAC offers a comprehensive IT solution that includes specialized electronic charting, full-featured practice management, clinical laboratory management, and outcomes reporting. Supporting over 1,700 installations worldwide, IMPAC delivers practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC Medical Systems’ products and services, please call 650-623-8800 or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the Company’s review of its revenue recognition policies, possible delisting from the Nasdaq Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the Company’s ability to expand outside the radiation oncology market or expand into international markets, our inability to recognize revenue from multiple element software contracts where certain elements have been delivered, installed and accepted but other elements remain undelivered, lost sales or lower sales prices due to competitive pressures, the ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, changes in Medicare reimbursement policies, the integration and performance of acquired businesses, and other factors and risks discussed in the 10-K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.